Exhibit 10.11
FIRST AMENDMENT OF THE
RESTATEMENT OF OLD NATIONAL BANCORP

EXECUTIVE DEFERRED COMPENSATION PLAN
(Effective January 1, 2018)

WHEREAS, Old National Bancorp (the "Corporation") maintains the Restatement of Old National Bancorp Executive Deferred Compensation Plan (Effective January 1, 2018, as amended on April 19, 2018 and further amended on January 1, 2020) (the "Plan"); and

WHEREAS, the Corporation now wishes to amend the Plan to provide matching contributions that are consistent with the matching contributions provided under the Old National Bancorp Employee Stock Ownership and Savings Plan (the "Qualified Savings Plan") pursuant to the Fifth Amendment to the Qualified Savings Plan; and

WHEREAS, pursuant to the authority contained in Article X of the Plan, the Corporation reserved the right to amend the Plan; and

WHEREAS, the Board of Directors of the Corporation has delegated authority to amend the Plan to the Talent Development and Compensation Committee (the "Committee") pursuant to the Talent Development and Compensation Committee Charter (the "Charter"); and

NOW, THEREFORE, pursuant to the power reserved to the Corporation under Article X of the Plan and delegated to the Committee under the Charter, the Plan is hereby amended, effective January 1, 2022, unless otherwise specified herein, in the following particulars:
1. Section 6.04 is deleted in its entirety and replaced with the following:
Section 6.04 Matching Contribution Credits. The objective of this provision of the Plan is to provide a matching Contribution Credit for a Plan year, based on the same matching contribution formula used in the Qualified Savings Plan for such Plan Year, where the Eligible Participant's (i) elective salary deferral contributions under the Qualified Savings Plan do not exceed 5% of compensation and such Eligible Participant also makes Elective Deferrals under this Plan; or (ii) compensation and salary deferral contributions under the Qualified Savings Plan are reduced by the limits thereon imposed by Section 401(a)(l7) of the Code and such Eligible participant also makes Elective Deferrals under this Plan.
For each Plan Year, the Administrator shall credit to the Account of each Eligible Participant a Matching Contribution Credit equal to (A) minus (B), where (A) is the sum of (i) the amount of the elective salary deferral contributions, if any, made by the Eligible Participant to the Qualified Savings Plan for the Plan Year, plus (ii) the amount of the Elective Deferrals, if any, made by the Eligible Participant to this Plan for the Plan Year, such sum not to exceed 5% of the Eligible Participant's Compensation for the Plan Year; and (B) is the amount of the Employer's matching contribution, if any made to the Qualified Savings Plan on behalf of the Eligible Participant for the Plan Year. Matching Contribution Credits for a Plan Year shall be credited to an Eligible Participant's Account within a reasonable period, as determined by the Administrator, after the end of the Plan Year.

The following examples illustrate the formula provided above:

Example 1:
A Participant's Compensation for a Plan Year is $200,000. He or she makes salary deferral contributions of $5,000 to the Qualified Savings Plan and $5,000 of Elective Deferrals to this Plan. The Participant's total deferrals therefore equal 5% of his Compensation and thus do not exceed the 5% cap for purposes of calculating the Matching Contribution Credit. The Participant receives a matching contribution under the Qualified Savings Plan of $5,000 using a matching contribution formula of 100% of the first 5% of deferrals. Under Section 6.04, the Participant would receive a Matching Contribution Credit of $5,000.

Example 2:

A Participant's Compensation for a Plan Year is $350,000. He or she makes salary deferral contribution of $19,500 to the Qualified Savings Plan (the maximum amount allowed by law for that Plan Year (2021)) and Elective Deferrals of $16,500 to this Plan. The Participant's total deferrals exceed the 5% cap; as a result, $17,500 will be considered in calculating the Matching Contribution Credit. The Participant receives a matching contribution under the Qualified Savings Plan of $14,500 using a matching contribution formula of 100% of the first 5% of compensation based on $290,000 of compensation (as limited under the Qualified Savings Plan pursuant to the Code Section 401(a)(17) 2021 limit of $290,000). Applying the formula above, the Participant would receive a Matching Contribution Credit of $3,000.

IN WITNESS WHEREOF, the Corporation caused this First Amendment to be executed on its behalf this 28th day of October, 2021, but effective as provided herein.

OLD NATIONAL BANCORP

By: /s/ Jeffrey L. Knight
     Jeffrey L. Knight, Corporate Secretary

ATTEST:

By: /s/ Zachary A. LaGrange